UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 16, 2009

THE L.S. STARRETT COMPANY
(Exact name of registrant as specified in its charter)

Massachusetts	1-367	04-1866480
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 CRESCENT STREET, ATHOL, MASSACHUSETTS  01331
(Address of principal executive offices) (Zip Code)

Registrant's telephone number:
978-249-3551

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2009, The L.S. Starrett Company (the “Company”) entered into Change in Control Agreements (“CIC Agreements”) with the following officers of the Company: (a) Douglas A. Starrett, President and Chief Executive Officer; (b) Randall J. Hylek, Treasurer and Chief Financial Officer; and (c) Stephen F. Walsh, Senior Vice President Operations.  In connection with the execution of the CIC Agreements, the Company also entered into Non-Compete Agreements (“Non-Compete Agreements”) with each of the foregoing officers on January 16, 2009.

CIC Agreements

Under the CIC Agreements, Messrs. Starrett, Hylek and Walsh are entitled to certain payments in connection with a “change in control” (as defined in the CIC Agreements) of the Company.  Among other triggering events set forth in the definition, a change in control of the Company will occur if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities or more than 50% of the total fair market value of the Company.  The material terms of the CIC Agreements are summarized below.

CIC Agreement with Douglas A. Starrett

Under Mr. Starrett’s CIC Agreement, Mr. Starrett is entitled to certain payments and benefits if there is a change in control of the Company.  In the event of a change in control of the Company, Mr. Starrett is entitled to:

•	A lump sum payment of three times his annual base salary immediately prior to the change in control plus three times the average of his annual bonus for the past three years.

•	Full acceleration of his options to purchase stock of the Company (including the right to participate in any stage of a tender offer).

•
Continued coverage under existing medical, dental, and prescription drug plans for him and his family for 36 months following the change in control.  In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 36 month period.

•	Continued coverage under a director and officer liability policy.

•
In the event that he is terminated for any reason within 36 months of a change in control, a lump sum payment equal to the value of any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 36 months following the change in control.

•	The Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to the change in control.

CIC Agreements with Randall J. Hylek and Stephen F. Walsh

Under their CIC Agreements, Messrs. Hylek and Walsh are entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) they are terminated in connection with the change in control.  In the event of a termination in connection with a change in control, each of Messrs. Hylek and Walsh is entitled to:

•
A lump sum payment equal to one and one half times his annual base salary immediately prior to the change in control and one and one half times the average of his annual bonus over the past three years.

•	Full acceleration of his options to purchase stock of the Company (including the right to participate in any stage of a tender offer).

•
Continued coverage under existing medical, dental, and prescription drug plans for him and his family for 18 months following the change in control and termination of employment.  In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 18 month period.

•	Continued coverage under a director and officer liability policy.

•
A lump sum payment equal to any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 18 months following the change in control.

•
In the event that his employment is not terminated following a change in control, the Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to a change in control.

In addition, under their CIC Agreements, each of Messrs. Starrett, Hylek and Walsh are entitled to a “gross up payment” for excise and related taxes in the event that payments or distributions to them under their CIC Agreements would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Non-Compete Agreements

Under the Non-Compete Agreements, Messrs. Starrett, Hylek and Walsh agreed not to compete with the Company for a period of 18 months following a termination of employment. In addition, they agreed not to solicit employees or customers of the Company for a period of 1 year following a termination of employment and agreed not to disclose the Company’s trade secrets and confidential information.

The CIC Agreements and the Non-Compete Agreements will be filed as exhibits to the Company's next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE L.S. STARRETT COMPANY

Date: January 20, 2009	By: /s/ Randall J. Hylek
Name: Randall J. Hylek
Title: Treasurer and Chief Financial OfficerOfficer